Exhibit 15.1
September 20, 2007
USG Corporation
550 West Adams Street
Chicago, Illinois 60661
     We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of USG Corporation and subsidiaries for the three-month periods ended March 31, 2007 and 2006, and have issued our report dated April 25, 2007 (which report includes an explanatory paragraph referring to the Corporation’s adoption of Financial Account Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Tax-an Interpretation of Financial Accounting Standards Board Statement No. 109), and for the three- and six-month periods ended June 30, 2007 and 2006, and have issued our report dated July 27, 2007 (which report includes an explanatory paragraph referring to the Corporation’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Tax — an Interpretation of Financial Accounting Standards Board Statement No. 109); as indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
     We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, are incorporated by reference in this Registration Statement on Form S-3.
     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of this Registration Statement on Form S-3 prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Chicago, Illinois